EXHIBIT 10.26

CONSULTING AGREEMENT

This Consulting Agreement, dated as of August 1, 2008 (the “Agreement”) is entered into by and between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), and Dr. Cohava Gelber (“Consultant”) with reference to the following facts:

A. Consultant is the inventor of certain intellectual property covering what is referred to as the DIAAD technology, monoclonal antibodies for the detection and treatment of ovarian cancer and small cell lung cancer, and such other items as are described in the patents and patent applications listed in the attached schedule entitled Molecular Discoveries, LLC Patent Portfolio that has been acquired by ICT (the “Acquired Technology”) and has significant expertise in the field of the Acquired Technology.

B. Consultant is a 10% shareholder of and consultant to Molecular Discoveries LLC (“MDC”).

C. The Company and MDC entered into an Agreement, dated as of February 14, 2008 (the “Acquisition Agreement”), pursuant to which the Company acquired ownership of the Acquired Technology at a closing of the transactions contemplated by the Acquisition Agreement (the “Closing”).

D. The Company and Consultant entered into a Consulting Agreement, dated as of February 14, 2008 (the “Original Consulting Agreement”) pursuant to which Consultant has been providing consulting services to the Company with respect to the Acquired Technology, with the term of this agreement scheduled to expire on December 13, 2008.

E. The Company and Consultant desire to terminate the Original Consulting Agreement effective as of July 31, 2008 and to have Consultant continue to provide consulting services to the Company with respect to the Acquired Technology following the termination of the Original Consulting Agreement pursuant to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Services. In consideration for the termination of the Original Consulting Agreement and the compensation described in Section 3 hereof, Consultant agrees to serve on a part-time basis as a consultant to the Company during the term of this Agreement. Consultant shall advise the Company upon request by the Company on scientific and other related matters pertaining to the Acquired Technology. The Company and Consultant contemplate that most of her services will be performed from her home office outside of the Los Angeles, California area. However, Consultant will use reasonable efforts to be available for meetings in Los Angeles, California or other locations as may be requested from time to time by the Company, provided that such meetings do not interfere with Consultant’s ability to properly perform her current full-time job with American Type Culture Corporation (“ATCC”). The Company will reimburse Consultant for all travel expenses to attend meetings at the request of the Company.

2. Termination of Original Consulting Agreement and Term of Agreement. Consultant and the Company hereby agree that the Original Consulting Agreement shall be terminated effective as of July 31, 2008. The term of this Agreement shall commence on August 1, 2008 and continue for a twelve-month period, unless terminated in writing earlier by the Company or extended in writing by both parties.

3. Compensation. In consideration for the services provided by Consultant pursuant to this Agreement, Consultant will receive the following compensation and reimbursements:

(a) Consultant shall be granted an option under the Company’s stock option plan to purchase 84,000 shares of the Company’s common stock at an exercise price equal to the higher of the closing price of the Company’s common stock on the OTC Bulletin Board on the date of this Agreement or the date upon which this Agreement is approved by the Company’s Board of Directors (or the last preceding business day if that date is not a business day). The option shall vest with respect to 3,000 shares each month during the term, on the last business day of each month; and shall vest with respect to the remaining 48,000 shares when Consultant attains the respective milestones set forth below in paragraph 3(c). The option shall have a term of five years and such other terms as are set forth in the Company’s customary nonqualified stock option agreement.

(b) $50,000 in twelve equal monthly installments. The monthly installments shall be paid on the last business day of each month.

(c) Consultant shall receive the following additional cash compensation and vesting as to 48,000 shares of the option granted pursuant to paragraph 3(a) upon the Company confirming that the following milestones have been achieved during the term of this Agreement or such earlier date as is specified below (with the Company having no obligation to pursue or complete any of the actions associated with any of these milestones):

	Cash Bonus	Number of Option Shares Vested
Successful completion of antibody humanization at Antitope	$2,000	5,000
Partnering of at least one of the antibodies to a large pharma or biotech	$10,000	23,000
Completion of antigen analysis and characterizing of VAC69 antibody	$3,000	5,000
Successful completion of screening cancer stem cells using DIAAD	$5,000	5,000
Glycoform analysis on ICT-109 and ICT-37 antigens and IP filing to cover antigen	$4,000	5,000
Completion of Phase I analysis at GMU by June 30, 2009	$4,000	5,000

The foregoing cash payments shall be paid by the Company promptly following the timely achievement of each of the foregoing respective milestones.

(d) Business Expenses. The Company shall promptly reimburse Consultant in connection with her performance of the services and duties hereunder for all reasonable, ordinary and necessary business expenses, including telephone charges, actually incurred by Consultant in connection with that performance, including expenses incurred in connection with travel on the Company’s business. Travel expenses will be reimbursed in accordance with the Company’s travel reimbursement policy. The Company shall provide a laptop computer for Consultant’s use on Company business and either purchase or reimburse Consultant for any other supplies necessary to facilitate Consultant’s work.

4. Obligations Under Original Consulting Agreement. Consultant acknowledges that the Company has performed all of its obligations under the Original Consulting Agreement and that no further compensation will be payable to her for services rendered pursuant to the Original Consulting Agreement. The option granted to Consultant pursuant to paragraph 3(a) shall be deemed to have vested as of July 31, 2008 to 50,000 shares of the Company’s common stock, with the balance of the shares (25,000 shares) covered by that option being forfeited.

5. Compliance with Agreements. Consultant represents to the Company that she may perform this Agreement without violating any agreement or understanding that she has with MDC or ATCC.

6. Confidential Information. Consultant will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses. Consultant will not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than to the Company and those designated by the Company in writing. Furthermore, upon termination of this Agreement or of Consultant’s service to the Company, Consultant will promptly deliver to the Company all books, memoranda, records and written data of every kind relating to the business and affairs of the Company that may then be in her personal possession. Consultant acknowledges and agrees that this provision regarding confidential information will survive termination of this Agreement or of the Consultant’s service to the Company.

7. Conflicts of Interest. Should a conflict if interest arise between ICT and ATCC with respect to the Consultant, Consultant shall work to cure said conflict, including, if necessary, her resignation as a consultant for ICT. Consultant’s resignation due to a conflict of interest between ICT and ATCC shall not constitute a breach of this Agreement, but no compensation under paragraph 3 shall be payable or accrue to Consultant for any period subsequent to her resignation.

8. No Conflict. Consultant represents that Consultant’s performance of all the terms of this Agreement and that Consultant’s retention as a consultant by the Company does not and will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence prior to Consultant’s retention as a consultant by the Company. Consultant has not entered into, and agrees Consultant will not enter into, any agreement, either written or oral, in conflict with the foregoing sentence. Consultant understands as part of the consideration for the offer to retain Consultant as a consultant, and of Consultant’s retention as a consultant by the Company, that Consultant has not brought and will not bring with Consultant any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public. Consultant also understands that, in Consultant’s retention as a consultant with the Company, Consultant is not to breach any obligation of confidentiality that Consultant has to others, and Consultant agrees that Consultant shall fulfill all such obligations during Consultant’s retention as a consultant with the Company.

9. License and Assignment of Rights. Consultant acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of and as part of Consultant’s consultancy with the Company (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the consideration provided by the Company as described in this Agreement, unless regulated otherwise by the mandatory law of the State of California. Consultant also agrees and warrants that Consultant will not use or incorporate third party proprietary materials into Inventions, disclose third party proprietary information to Company or knowingly engage in any activities or use any facilities in the course of providing services under this Agreement that could result in claims of ownership to any Inventions being made by any third party.

10. Resolution of Disputes. Any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of JAMS. All parties agree to be (i) subject to the jurisdiction and venue of the arbitration in Los Angeles, California; and (ii) bound by the decision of the arbitrator as the final decision with respect to the dispute.

11. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the choice of law rules thereof.

12. Amendment. This Agreement may only be amended by a writing executed by both parties.

13. Nature and Disclosure of Relationship. It is agreed by the parties that Consultant is an independent contractor and that this Agreement shall not create any employee-employer relationship between the parties. The parties each shall be entitled to disclose that Consultant is serving as a consultant to the Company, including in any business plan, press release, advertisement, prospectus or other offering document of the Company or its affiliates. No mention of ATCC or International BioResources Group (“IBG”) can be made without prior review of such communications by ATCC/IBG.

14. Entire Agreement. Except for any agreement between MDC and the Company to which Consultant is a party or has acknowledged or for any non-disclosure agreement previously entered into by the parties, this Agreement constitutes the entire agreement between the parties hereto with respect to Consultant’s service as a consultant, and supercedes all prior oral or written understandings or agreements between the parties hereto.

15. Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

16. Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Name:	Dr. Manish Singh
Title:	President & Chief Executive Officer

CONSULTANT

By:	/s/ Cohava Gelber
Dr. Cohava Gelber